                                                                    Exhibit 11.1

                           COMPUTER LEARNING CENTERS, INC.
                          COMPUTATION OF EARNINGS PER SHARE
               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)

                                  FOR THE THREE MONTH PERIOD
                                        ENDED OCTOBER 31,


                                  PRIMARY          PRIMARY
                                1996 ACTUAL      1995 ACTUAL
                                -----------      -----------

Net income                         $1,402            $1,003

Weighted average number
 of common shares outstanding:

Preferred shares converted
 to common stock                     --           1,755,557

Common stock                    4,551,103         2,404,248

Common stock equivalents:

 Employee stock options           302,028           249,789

 Nonqualified stock options        55,161            19,898

 Director stock options            11,840             3,983

 Subscription note receivable      35,050              --
                                  -------            ------

Weighted average common
 shares outstanding             4,955,182         4,433,475
                              -----------        ----------
                              -----------        ----------

Net income per share                 $.28              $.23
                                     ----              ----
                                     ----              ----


                                     -52-


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                                                                    Exhibit 11.1
                           COMPUTER LEARNING CENTERS, INC.
                          COMPUTATION OF EARNINGS PER SHARE
               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                     (UNAUDITED)

                                           FOR THE NINE MONTH PERIOD
                                               ENDED OCTOBER 31,


                                                                      1995
                                PRIMARY           1995            SUPPLEMENTAL
                              1996 ACTUAL     PRO FORMA (1)       PRO FORMA (1)
                              -----------     -------------       -------------
Income from continuing
 operations                     $3,866           $1,912              $2,062

Loss from discontinued
 operations                       --             (1,168)               --
                                ------           -------             ------

Net income                      $3,866           $  744              $2,062
                                ------           ------              ------
                                ------           ------              ------




Weighted average number of
 common shares outstanding:

Preferred shares converted
 to common stock                  --          1,755,557           1,755,557

Common stock                 4,368,900        1,276,093           1,276,093

Common stock equivalents:

 Employee stock options        283,785          266,475             266,475

 Nonqualified stock options     52,337            7,498               7,498

 Director stock options          9,343            1,602               1,602


 Subscription note
  receivable                    32,472              --                  --

Number of shares to be
 sold to retire the
 following (2):

Bank debt of $5,500               --                --               391,025

Convertible subordinated
 debt of $4,000                   --                --               284,382

Subordinated notes to certain
 preferred stockholders of
 $4,111                           --            292,302             292,302
                               --------       ---------          ----------


Weighted average common
 shares outstanding          4,746,837        3,599,527           4,274,934
                             ---------        ---------           ---------
                             ---------        ---------           ---------

Earnings per share:

Income per share from
 continuing operations            $.81             $.53                $.48

Loss per share from
 discontinued operations           --              (.32)                --
                             ---------          --------          ---------

Net income per share              $.81             $.21                $.48
                                  ----             ----                ----


(1) After giving pro forma effect for the conversion of Class D Convertible Preferred Stock, Class B Convertible Preferred Stock and Class A Convertible Preferred into Common Stock at 1:.408, 1:.369 and 1:.314, respectively, and the subsequent reverse stock split.

(2) Based upon the initial public offering price of $8.00 per share.

                                     -53-